SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING  6/30/2008
FILE NUMBER 811-1540
SERIES NO.: 18



74U. 1 Number of shares outstanding (000's omitted)
       Class A                                           11,545
     2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
       Class B                                            1,806
       Class C                                            2,310


74V. 1  Net asset value per share (to nearest cent)
       Class A                                           $20.40
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                                           $19.44
       Class C                                           $19.45